                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)*


                            Payless Shoe Source, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    704379106
            --------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2005
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 704379106
         --------------


-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Lord, Abbett & Co. LLC
     13-5620131
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only

-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     NEW YORK
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     0
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

     N/A
-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     0%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IA
-------------------------------------------------------------------------------

ITEM 1.
     (a)  Name of Issuer

          Payless Shoe Source, Inc.
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          3231 Southeast Sixth Avenue
          Topeka, KS 66607
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          Lord, Abbett & Co. LLC
          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          90 Hudson Street
          Jersey City, NJ 07302
          --------------------------------------------------------------------
     (c)  Citizenship

          New York
          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          Common Stock
          --------------------------------------------------------------------
     (e)  CUSIP Number

          704379106
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               See No. 9
           --------------------------------------------------------------------
          (b)  Percent of Class:
               See No. 11
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        See No. 5
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        See No. 6
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        See No. 7
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of See No. 8
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    June 13, 2005
                                     -----------------------------------------
                                                        Date

                                                /s/ Paul. A. Hilstad
                                     -----------------------------------------
                                                     Signature

                                                  General Counsel
                                     -----------------------------------------
                                                     Name/Title